As filed with the Securities and Exchange Commission on March 11, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Puyi Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

61F, Pearl River Tower

No. 15 Zhujiang West Road, Zhujiang New Town, Tianhe, Guangzhou

Guangdong Province, People’s Republic of China

Tel: +86-020-28381666

(Address of Principal Executive Offices)

2018 Share Incentive Plan and 2024 Share Incentive Plan

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1 212-947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Copies to:

Yuanfen Yang
Chief Financial Officer
Puyi Inc.
 61F, Pearl River Tower
No. 15 Zhujiang West Road, Zhujiang New Town,
Tianhe, Guangzhou
 Guangdong Province, People’s Republic of China
 Tel: +86-020-28381666

EXPLANATORY NOTE

Puyi Inc. (the “Registrant”) has prepared this registration statement (this “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act to register (i) 16,806,720 ordinary shares of a par value of US$0.001 each, reserved for issuance under the 2018 Share Incentive Plan (the “2018 Plan”) and; (ii) 111,165,518 ordinary shares of a par value of US$0.001 each, reserved for issuance under the 2024 Share Incentive Plan (the “2024 Plan,” together with the 2018 Plan, the “Plans”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the Plans, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by Puyi Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)	The Registrant’s annual report on Form 20-F (File No.: 001-38813) for the fiscal year ended June 30, 2023 filed on September 25, 2023 pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”);

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act by the Registrant, including the Registrant’s reports on Form 6-K and amendments to Form 6-K, filed with the Commission on November 28, 2023, December 22, 2023, December 27, 2023, January 16, 2024, January 25, 2024, February 2, 2024, February 5, 2024 and February 20, 2024; and

(c)	The description of the Registrant’s securities incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-38813) filed with the Commission on February 14, 2019, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

As advised by Walkers (Hong Kong), Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s second amended and restated memorandum and articles of association, adopted by special resolution passed on November 21, 2018 and effective conditional and immediately prior to the completion of the Company's initial public offering of American Depositary Shares representing its ordinary shares, provides that the Registrant shall indemnify its directors and officers out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons in connection with the execution or discharge of such person’s duties, powers, authorities or discretions as a director or officer of the Company, otherwise than by reason of such person's own dishonesty, fraud or willful default, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such person in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreement, the form of which was filed as Exhibit 10.15 to the Registrant’s registration statement on Form F-1, as amended (File No. 333- 228510), the Registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims arising from their services as directors or officers of the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See the Index to Exhibits attached hereto.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Second Amended and Restated Memorandum and Articles of Association of the Registrant, effecitive March 19, 2019 (incorporated by reference to Exhibit 3.2 to the Registrant’s registration statement on Form F-1, as amended initially filed with the Securities and Exchange Commission on November 21, 2018 (File No. 333-228510))

4.2	Registrant’s specimen share certificate for ordinary shares (incorporated by reference to Exhibit 4.1 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-228510) filed with the Securities and Exchange Commission)

4.3	Deposit agreement, among the Registrant, the depositary and beneficial owners of the American depositary receipts, dated March 27, 2019 (incorporated by reference to Exhibit 2.5 to the Registrant’s annual report on Form 20-F filed with the Securities and Exchange Commission on October 14, 2019 (File No. 001-38813))

4.4	Form of American Depositary Receipt evidencing American Depositary Shares (included in Exhibit 4.3)

5.1*	Opinion of Walkers (Hong Kong), Cayman Islands counsel to the Registrant, regarding the legality of the ordinary shares being registered

10.1	2018 Share Incentive Plan (incorporated by reference to Exhibit 10.27 to the Registrant’s registration statement on the Form F-1, as amended, initially filed on November 21, 2018 (File No. 333-228510))

10.2*	2024 Share Incentive Plan

23.1*	Consent of Marcum Asia CPAs LLP, an independent registered public accounting firm

23.2*	Consent of Walkers (Hong Kong) (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

107*	Filing fee table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Guangzhou, Guangdong China, on March 11, 2024.

Puyi Inc.

By:	/s/ Hu Yinan
	Name:	Hu Yinan
	Title:	Vice-Chairman of the Board, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hu Yinan with full power to act alone, as his true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities on March 11, 2024.

Signature	Title

/s/ Hu Yinan	Vice-Chairman of the Board, Chief Executive Officer
Hu Yinan	(Principal Executive Officer)

/s/ Peh Chin Hua	Chairman of the Board
Peh Chin Hua

/s/ Ren Yong	Director
Ren Yong

/s/ Kong Youjie	Director
Kong Youjie

/s/ Luo Jidong	Independent Director
Luo Jidong

/s/ Zhai Lihong	Independent Director
Zhai Lihong

/s/ Yang Yuanfen	Chief Financial Officer
Yang Yuanfen	(Principal Financial and Accounting Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Puyi Inc. has signed this registration statement or amendment thereto in New York on March 11, 2024.

Authorized U.S. Representative

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President